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                                                                    Exhibit 23.3

                        CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

May 12, 1999

Board of Directors
BEC Energy
800 Boylston Street
Boston, MA 02199

Re: Registration Statement on Form S-4 of NSTAR relating to the shares of beneficial interest of NSTAR, $1.00 par value per share, being registered in connection with the mergers of BEC Energy and Commonwealth Energy Systems

Ladies and Gentlemen:

Reference is made to our opinion letter dated December 5, 1998 with respect to the fairness from a financial point of view to the holders (other than Commonwealth Energy System ("Commonwealth") and its affiliates) of the outstanding common shares, par value $1.00 per share (the "BEC Shares"), of BEC Energy (the "Company") of the Stock Consideration and the Cash Consideration (each as defined therein) to be received by the holders of BEC Shares in the Mergers (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of December 5, 1998, by and among the Company, Boston Energy Technology Group, Inc., a wholly-owned subsidiary of the Company, Commonwealth, COM/Energy Resources, Inc., a wholly-owned subsidiary of Commonwealth, and BEC Newco, Inc., the outstanding common stock of which is owned 50% by each of the Company and Commonwealth. We have been informed that subsequent to the date of the Agreement, the Agreement was amended and restated by and among the Company, Commonwealth, NSTAR, a Massachusetts business trust of which the Company and Commonwealth together own all of the outstanding interests ("NSTAR"), BEC Acquisition LLC, a Massachusetts limited liability company directly and indirectly wholly-owned by NSTAR and CES Acquisition LLC, a Massachusetts limited liability company directly and indirectly wholly-owned by NSTAR.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of BEC Energy in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--Opinions of Financial Advisors" and "THE MERGER-- Opinion of BEC Energy's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

Goldman, Sachs & Co.